Independent Auditor's Report


To the Board of Directors and Stockholders of Franklin Capital Corporation

We have examined management's assertion about Franklin Capital Corporation's (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 1, 1998, and with respect to agreement of security purchases and sales, for the period from December 1, 1998 (the date of our last examination) through December 31, 1998.

o Count and inspection of all securities located in the vault of The Bank of New York, 575 Madison Avenue, New York, NY 10022 without prior notice to management;
o Confirmation of all securities out for transfer with brokers;
o Reconciliation of all such securities to the books and records of the Company;
o Agreement of three security sales since our last report from the books and records of the Company or the broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Franklin Capital Corporation was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1998 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Franklin Capital Corporation and the Securities and Exchange Commission and should not be used for any other purpose.



                                                               ERNST & YOUNG LLP
New York, New York
December 31, 1998

826091.1